ASSIGNMENT & CONSULTING AGREEMENT

DATED for reference the 26 th day of July, 2001.

BETWEEN:

SAILTECH DESIGN INC.
2964 63rd Avenue East
Bradenton. Florida.
U.S.A. 34203

("SAILTECH")

AND:

Avia Design Group Inc.
North Vancouver, BC
Canada V7R 3J3

(the "Consultant"')

WHEREAS:

A.	SAILTECH wishes to retain the services of the Consultant to perform certain duties and services
B.	The Consultant has agreed to provide such services oil the terms and conditions hereinafter set out: and
C.	The Consultant wishes to clarify the ownership of the Technology (as hereinafter defined).

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the matters referred to in the foregoing recitals, the covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged and agreed to by the parties) SAILTECH and the Consultant hereby covenant and agree as follows:

1. CONSULTING SERVICES

The Consultant will provide to SAILTECH the following services:

Keeping SAILTECH apprised of trends in boat and yacht design especially in design employing use of aluminum hulls
Making recommendations to SAILTECH about emerging technologies
Providing boat and yacht design as required
Providing design renderings and illustrations
Providing design presentations
Assisting with various matters as requested

2. REMUNERATION

For his Consulting Services the Consultant will invoice SAILTECH according to the following rates:

(a)	at a rate of US$50 per hour for the time of the Consultant (time sheets to be submitted with invoices):
(b)	at an overtime rate of US$75 per hour for the time of the Consultant for hours billed in any given week in excess of 40 hours:
(c)	at a rate of US$25 per hour for travel time for out-of-town engagements for tile Consultant:
(d)	automobile allowance of C$0.50 per kilometre for travel other than to and from the office of the Consultant: and
(e)	re-imbursements for out-of-town travel expenses (receipts to be submitted) at cost to be incurred only with SAILTECH's prior approval.

3. RESTRICTIONS

SAILTECH does not make any promise to engage the Consultant's services for any promise minimum amount of hours. All billable projects to be undertaken by the Consultant hereunder must be approved in advance by SAILTECH and an estimate of fees will be given by the Consultant at that time. Further. the Consultant will not be expected to work in excess of 40 hours in any given week. However, in the event, that his services arc required beyond 40 hours in a particular week, additional overtime compensation will be made by SAILTECH us as outlined in paragraph 2 above.

4. THE TECHNOLOGY

The Consultant has developed a proprietary technology for a procedure to fabricate aluminum bull yachts and boats using a hybrid of d the AUTOSHIP software program to predict the outcomes of construction (the "Technology").

The Consultant hereby transfers title in and to tile Technology and assigns to SAILTECH sole copyright in the Technology. The Consultant agrees that title to the Technology is to be considered to have been transferred, and any copyright in the Technology is to be considered to have been assigned by the Consultant to SAILTECH upon creation of tile Technology. The Consultant hereby irrevocably waives in favor of SAILTECH, the Consultant's moral rights in respect of the Technology. The Consultant will also execute any further documents at SAILTECH's request and expense to give full effect to the transfers. assignments and waivers set out in this section.

The Consultant will not divulge the Technology to any third parties and will not perform "fold-up" aluminum hull design services to other parties without the prior consent of SAILTECH.

All software, hardware, data information, content, data structures, reports, drawings, models, designs, specifications and other documents or products produced. received or acquired by the Consultant as a result of the provision of the aforementioned consulting services (the "Material") shall be the sole property of SAILTECH and SAILTECH shall have the right to utilize all of the Material for its benefit in any way it sees fit without limitation.

4. CONFIDENTIALITY

The Consultant will treat as strictly confidential any knowledge of the customers, files, documents, business, services, systems, data, financial information and other confidential information of SAILTECH which he may have or acquire in the course of his performance of this agreement Furthermore, the Consultant will not during the term of this agreement or after the termination thereof divulge, disclose, remove, publish or use any such confidential knowledge, proprietary technology, documents, data or information authorized except as he may be specifically to do in writing by SAILTECH.

5. CONSIDERATION

As consideration for the foregoing assignment and covenants of the Consultant, SAILTECH will cause Sailtech International Inc. to issue 10,000 shares of its common stock to the Consultant as soon as practicably possible after the execution of this agreement. This agreement goes into effect upon transfer of said shares.

IN WITNESS WHEREOF this Assignment and Consulting Agreement has been executed this day ______ of ____________ 2001.

WITNESS

NAME	)
/s/ Christie McGillnary	)
ADDRESS	)	SAILTECH DESIGN, INC.
805-888 Hamilton Vancouver, British Columbia	) )	Per: /s/ Gunter Richtler Authorized Signatory
OCCUPATION	)
Investment Advisor	)
WITNESS
NAME	)
/s/ Illegible	)
ADDRESS	)	AVIA DESIGN GROUP INC.
#1807-2008 Fullerton Avenue North Vancouver, B.C. V7P 3G7	) )	Per /s/ Grahame Shannon President
OCCUPATION	)
Venture Capitalist	)